Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-60467) of SVB Financial Group of our report dated June 25, 2010, with respect to the statements of net assets available for benefits of the SVB Financial Group 401(k) and Employee Stock Ownership Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for the years ended December 31, 2009 and 2008, and the related supplemental Schedule H, Line 4i - schedule of assets (held at end of year) as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of the SVB Financial Group 401(k) and Employee Stock Ownership Plan.

/s/ MOHLER, NIXON & WILLIAMS
MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California

June 25, 2010

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